Exhibit 8.1
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222-2613
(412) 355-6500
February 22, 2011
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, Pennsylvania 15222

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Allegheny Technologies Incorporated, a Delaware corporation (“ATI”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of November 16, 2010, by and among ATI, LPAD CO., a Wisconsin corporation and a direct wholly owned Subsidiary of ATI (“Merger Sub”), PADL LLC, a Wisconsin limited liability company and a direct wholly owned Subsidiary of ATI (“Merger Sub2”), and LADISH CO., INC., a Wisconsin corporation (“Ladish”). Pursuant to the Agreement, Merger Sub will merge with and into Ladish (the “Merger”), with Ladish as the surviving corporation. Immediately after the effectiveness of the Merger, Ladish shall be merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 as the surviving entity. The Merger, Second Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of ATI filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
     You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “Material U.S. Federal Income Tax Consequences.”
     In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the fact certificates of the parties to the Merger and Second Merger delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents as we have deemed necessary or appropriate. In our review, we have assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of ATI, Merger Sub, Merger Sub 2 and Ladish, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be correct without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate authorities as of the effective time of the Merger and Second Merger.
     In rendering our opinion, we have assumed that: (i) the Merger and Second Merger will be consummated in the manner described in the Agreement and the Registration Statement and none of the material terms or conditions contained therein will have been waived or modified in any respect prior to the effective time of the Mergers; and (ii) the Registration Statement, the Agreement, and the Representation Letters accurately reflect all of the material facts relating to ATI, Merger Sub, Merger Sub 2 and Ladish. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.

Allegheny Technologies Incorporated
February 22, 2011

     Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” constitutes our opinion as to the material U.S. federal income tax consequences to holders of shares of Ladish common stock described in the Registration Statement who exchange their shares of Ladish common stock in the Merger, subject to the assumptions, limitations and qualifications referred to therein.
     Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Merger and Second Merger. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.
     We hereby consent to the filing of our opinion as an exhibit to the Registration Statement, the references to this opinion in the Registration Statement and the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,
/s/ K&L Gates LLP

K&L GATES LLP